                                                                    EXHIBIT 10.5

                                               CONFIDENTIAL TREATMENT REQUESTED

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT HAS BEEN DELETED AS MARKED BY BRACKETS, AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

                          DEVELOPMENT AND LICENSE AGREEMENT


    THIS DEVELOPMENT AND LICENSE AGREEMENT (the "AGREEMENT") is made as of the 3rd day of May, 1995 by and between AVIRON, a California corporation with its principal place of business at 1450 Rollins Road, Burlingame, California, 94010, U.S.A. ("AVIRON"), and SANG-A PHARM. Co., LTD., a Korean corporation with its principal place of business at 640-9 Dueng Chon Dong, Kangseo-Ku, Seoul, South Korea ("SANG-A").


                                       RECITALS

    WHEREAS, Aviron is a biopharmaceutical company engaged in the business of developing vaccines for the prevention of various diseases in humans; and

    WHEREAS, Sang-A is a Korean company interested in establishing vaccine development and manufacturing capabilities; and

    WHEREAS, the parties desire to collaborate in the clinical development, manufacture, distribution, marketing and sale of certain vaccine and other human therapeutic products, on a product-by-product basis;

    NOW, THEREFORE, in consideration of the promises and covenants set forth below, the parties hereby agree as follows:


                                      AGREEMENT

                                      ARTICLE I
                                     DEFINITIONS


    The capitalized terms used herein but not separately defined shall have the meanings set forth in Exhibit A hereto.


                                      ARTICLE 2
                                 DEVELOPMENT PROGRAM


    2.1  COMMENCEMENT OF DEVELOPMENT PROGRAM. Following [
    ] for a particular Partner Product, such Product will be deemed available for development in South and North Korea by Sang-A and Sang-A shall commence a program of clinical development for such Partner Product, as further set forth herein (the "DEVELOPMENT PROGRAM").


                                          1.

                                               CONFIDENTIAL TREATMENT REQUESTED

    2.2  DEVELOPMENT OBLIGATIONS OF SANG-A.

         2.2.1 SANG-A COMMITMENT. Sang-A hereby agrees to conduct at its own expense all clinical development work necessary to obtain all Government Approvals for the commercialization of each Partner Product in South and North Korea.

         2.2.2  DEVELOPMENT EFFORT. [

                                                   ]     Sang-A shall work
diligently, consistent with accepted business practices and legal requirements, to develop each Partner Product, devoting the same degree of attention and diligence to such development efforts as similar companies devote to development activities for products of comparable market potential. Sang-A agrees to provide scientific, technical, clinical and regulatory personnel, equipment, time and resources to the development of each Partner Product sufficient to meet its obligations hereunder.

         2.2.3 DEVELOPMENT REPORTS; NOTICES. Sang-A will deliver to Aviron, in English, a summary of any annual development plan prepared by or on behalf of Sang-A for any Partner Product in a Development Program, and any other reports or information reasonably requested by Aviron to enable it to comply with any obligations to its licensors, as described in Section 3.3. Aviron will provide Sang-A with an annual development plan and quarterly progress reports, in English, upon the request of Sang-A.

         2.2.4 VISIT OF FACILITIES. Representatives of either party may, upon reasonable request and prior notice and at mutually agreed upon times and intervals, (i) visit such party's facilities where the development of Partner Products is being conducted, and (ii) consult informally with personnel of such party conducting the Development Program during such visits, by telephone, facsimile transmission or other manner as the parties shall agree. Aviron may also visit any of Sang-A's sublicensees' facilities in which such development activities are being conducted.

    2.3  DEVELOPMENT OBLIGATIONS OF AVIRON.

         2.3.1 ACCESS TO AVIRON DATA. Subject to the terms of this Agreement, Sang-A shall be entitled access to Aviron Data for each Partner Product, as such Data become available, for use in the Development Program. Sang-A shall be permitted to use and reference all Aviron Data in any regulatory filings necessary for Government Approval in South and North Korea. Notwithstanding the foregoing, Sang-A agrees that it shall treat all Aviron Data as Confidential Information, subject to the terms of Article 10 hereof.

         2.3.2 ACCESS COSTS; POTENTIAL CORPORATE PARTNERS. Provided Aviron and/or its Affiliates [
       ] Sang-A's access to the Aviron Data shall be [

                       ] Sang-A expressly acknowledges and agrees, however, that Aviron may enter into an arrangement with one or more corporate partners for the development


                                          2.

                                               CONFIDENTIAL TREATMENT REQUESTED

of certain or all Partner Products in countries outside South and North Korea, [
                                                          ] In the event Aviron
enters into such an agreement, and Aviron is unable, [
                                                                        ]Aviron
will pay an amount not to exceed [                        ] for such right on
behalf of Sang-A, and Sang-A shall be responsible for the balance of any amount required from such partner for access to Aviron Data.

         2.3.3  SUPPLY OF CLINICAL MATERIALS.  Aviron shall use [            ]
    to supply, or cause to be supplied, such amounts of Clinical Materials necessary to obtain Government Approval for Partner Products and necessary for Sang-A's activities pursuant to the Development Program. Sang-A agrees that it shall use such Clinical Materials only for purposes of pursuing IND allowance of the relevant Partner Product and conducting the Development Program, and that it shall not transfer any Clinical Materials to a third party without the prior written approval of Aviron. As the need for a continuous supply of Clinical Materials arises the parties shall negotiate agreements, on a Product-by-Product basis, containing the terms upon which such Clinical Materials will be supplied (the "Clinical Supply Agreements"). With respect to the Cold Adapted Influenza Product, [





                                                               ]

         2.3.4 TECHNICAL ASSISTANCE. Aviron shall provide technical assistance to Sang-A, as provided in Article 6 hereof.

         2.3.5 AVIRON CLINICAL DEVELOPMENT. Notwithstanding the above, nothing in this Agreement shall be construed to impose an obligation on Aviron to conduct clinical or pre-clinical development for any given Partner Product.

    2.4 COORDINATION OF THE DEVELOPMENT PROGRAM, To facilitate and coordinate the relationship of Aviron and Sang-A with regard to the Development Program for each Partner Product, Sang-A and Aviron shall establish a plan covering the mechanisms for the exchange of technical, business and regulatory information under this Agreement, including the appointment by each party of a "Project Coordinator." [

                                                                      ]


                                          3.

    2.5  REGULATORY MATTERS.

         2.5.1 COMPLIANCE WITH REGULATIONS. Sang-A shall conduct its efforts hereunder in compliance with all applicable regulatory requirements, including without limitation, any equivalents in South and North Korea to the U.S. FDA Good Clinical Practice, Good Laboratory Practice and Good Manufacturing Practice regulations.

         2.5.2 REGULATORY FILINGS. Sang-A shall, at its own expense, prepare, file and shall be the owner and party of record sponsoring all filings with the regulatory authorities with respect to the Partner Products in South and North Korea (the "REGULATORY FILINGS"), and Sang-A shall be responsible for causing such applications to progress through the approval process. Aviron shall have rights of consultation with Sang-A personnel responsible for Regulatory Filings with respect to the preparation and submission of such Regulatory Filings, and Aviron shall cooperate with Sang-A in such manner as Sang-A may reasonably request to assist in obtaining regulatory approval for such Partner Products or Improvements. Sang-A shall promptly deliver to Aviron summaries, in English, of all such Regulatory Filings and correspondence, at Sang-A's expense. Sang-A shall deliver English language translations of all Regulatory Filings and correspondence at Aviron's request.

         2.5.3 MAINTENANCE OF RECORDS. Sang-A shall maintain records with respect to activities conducted under the Development Program in sufficient detail and in good scientific manner appropriate for Government Approval purposes in South and North Korea and as will reflect all studies conducted, results achieved and data obtained by Sang-A in the course of the Development Program.

         2.5.4 ADVERSE EVENT REPORTING. Each party agrees to report to the other, immediately upon receipt of the information, any serious adverse event which is reported to occur as a result of use of a Partner Product. Such events must be reported in as much detail as possible, whether or not there is proof of a causal connection between the events and use of a Partner Product. A serious adverse event includes any experience relating to a Partner Product which is reasonably regarded to be medically significant. Each party also agrees to provide to the other copies of all reports that are made to governmental health authorities concerning material safety, efficacy or quality matters with respect to any Partner Product.


                                      ARTICLE 3
                                   GRANT OF RIGHTS

    3.1 LICENSE. Subject to the terms of this Agreement, Aviron hereby grants to Sang-A, and Sang-A hereby accepts, an exclusive (even as to Aviron) right and license and/or sublicense, as the case may be (i) to practice and use the Aviron Technology in South and North Korea for the purpose of conducting clinical development of, manufacturing and marketing Partner Products for use in the Licensed Field, and (ii) to make, use, sell, offer for sale and distribute such Partner Products in South and North Korea.


                                          4.

                                               CONFIDENTIAL TREATMENT REQUESTED

    3.2 SANG-A RIGHT TO SUBLICENSE. Except for the right to manufacture Partner Products, Sang-A shall have the right, in South and North Korea, to sublicense the rights granted pursuant to Section 3.1 (but with no further right to sublicense) to one or more third parties: PROVIDED, HOWEVER, [


                               ]

    3.3 LICENSE GRANT LIMITATIONS. Sang-A acknowledges and understands that certain aspects of the Aviron Technology as well as certain of the Clinical Materials related to one or more of the Partner Products are or may be licensed or assigned to Aviron pursuant to agreements with one or more third parties, which such agreements existing as of the Effective Date are set forth on
Schedule 2 (the "Prior License Agreements"). Sang-A further acknowledges that its rights granted hereunder are subject to the terms and conditions of such Prior License Agreements including, without limitation, those terms and conditions contained in the Cold Adapted Influenza Agreement as further discussed in Section 3.4 below. Sang-A further understands and agrees that in no event shall the rights contained in this Agreement with respect to the Aviron Technology be construed as conferring upon Sang-A any greater rights than are conferred upon Aviron by such third party licensors under their respective agreements with Aviron. Sang-A further understands and agrees that in no way shall ARCH Development Corporation, as Aviron's licensor, be responsible for Aviron's performance under this Agreement.

    3.4  COLD ADAPTED INFLUENZA PRODUCT.

         3.4.1 Sang-A understands and acknowledges that, with respect to the Cold Adapted Influenza Product, the license granted under Section 3.1 is a sublicense of rights received by Aviron from the University of Michigan and the National Institutes of Health ("NIH"), and is subject to the terms and conditions of the Cold Adapted Influenza Agreement attached hereto as Exhibit B and the Cooperative Research and Development Agreement referred to in Schedule
2. For convenience only, attached hereto as Exhibit C hereto is a list of the major terms and conditions contained in the Cold Adapted Influenza Agreement that affect Sang-A's rights and obligations hereunder as a sublicensee of Aviron's rights to the Cold Adapted Influenza Product, including in particular, restrictions regarding the handling and use of the Master Seeds. Sang-A explicitly acknowledges and understands that these terms and conditions, as more fully reflected in the Cold Adapted Influenza Agreement itself, are incorporated into this Agreement and have the same force and effect as if such terms were included in the main text of this Agreement.

         3.4.2 Any material breach by Sang-A of the applicable terms of the Cold Adapted Influenza Agreement shall be deemed a breach hereunder, and shall subject Sang-A to possible termination of this Agreement with respect to the Cold Adapted Influenza Product.


                                          5.

                                               CONFIDENTIAL TREATMENT REQUESTED

         3.4.3 In the event the Cold Adapted Influenza Agreement is terminated for any reason, [

                                                         ]



                                      ARTICLE 4
                        TECHNOLOGY ACCESS PAYMENTS; ROYALTIES

    4.1 TECHNOLOGY ACCESS PAYMENTS. In consideration for access to the Aviron Technology hereunder, Sang-A agrees that within forty-five (45) days after the occurrence of the following milestone events for each Partner Product, Sang-A shall pay to Aviron the nonrefundable milestone payments listed below in U.S. dollars:

         4.1.1 [
                                          ]and

         4.1.2 [
                                          ]

    4.2  ROYALTIES.

         4.2.1  Except as provided in Section 4.2.2 below Sang-A shall pay to
Aviron, on a Product-by-Product basis, a royalty equal to [             ] of
Net Sales for each Partner Product sold by Sang-A, its Affiliates or permitted sublicensees.

         4.2.2  With respect to the Cold Adapted Influenza Product, Sang-A
shall pay to Aviron a royalty equal to [         ] of Net Sales for each such
Partner Product sold by Sang-A, its Affiliates or permitted sublicensees.

         4.2.3 Sang-A shall pay royalties under Sections 4.2.l and 4.2.2 for
each Partner Product for a term of [                             ] such Partner
Product in South or North Korea.


                                      ARTICLE 5
                         PAYMENT PROCEDURES; RECORDS; AUDITS

    5.1 PAYMENT PERIOD; REPORTS. Sang-A shall pay to Aviron royalties as set forth in Article 4 as follows: (i) within sixty (60) days after the end of each calendar quarter if (a) Aviron has completed an initial public offering under the Securities Act of 1933, (b) Aviron is a reporting company under the Securities and Exchange Act of 1934, or (c) if Aviron has been acquired or merged with a third party; or (ii) within one hundred and twenty (120) days after each calendar year if none of the facts set forth in (a), (b) or (c) of clause (i) apply. Each respective payment period will be referred to in this Agreement as a "PAYMENT PERIOD". Such


                                          6.

                                               CONFIDENTIAL TREATMENT REQUESTED

payment shall be accompanied by a report identifying Net Sales of each Partner Product, and the computation of the royalties payable to Aviron, and any other additional information regarding the marketing and sales of Partner Products as is necessary to allow Aviron to comply with its obligations under the Prior License Agreements.

    5.2 CURRENCY. Payments shall be in United States Dollars, remitted to Aviron at its address specified herein. Any conversion from Korean currency shall be made at the exchange rate utilized by the Exchange Bank of Korea prevailing at the close of the last business day of that Payment Period.

    5.3 RECORDS. During the term of this Agreement, Sang-A shall keep full and accurate books and records setting forth, for each Partner Product on which royalties are due, gross sales, all deductions allowed in arriving at Net Sales and any other information sufficient in detail to allow the calculation of royalties to be paid by Sang-A. During the term of this Agreement and for a period of three (3) years thereafter, Sang-A shall permit Aviron, at Aviron's expense, by independent certified public accountants employed by Aviron and reasonably acceptable to Sang-A, to examine relevant books and records at any reasonable time, within five (5) years of the payment of such royalties. If it is determined that there was an underpayment of royalties due Aviron of five percent (5%) or more, without prejudice to any other rights Aviron may have, Sang-A shall promptly pay to Aviron the balance of the royalties due. Sang-A shall also reimburse Aviron for the cost of such verification examination.
Where required, Sang-A shall also permit Aviron's licensors to examine its books and records, at such licensors' expense, on terms consistent with Aviron's rights to do the same.

    5.4 WITHHOLDINGS. Payments to Aviron under Section 4.2 shall be made without deduction other than such amount (if any) as Sang-A is required by law to deduct or withhold in South or North Korea. Sang-A shall obtain a receipt from the relevant taxing authorities for all withholding taxes paid and forward such receipts to Aviron to enable Aviron to claim any and all tax credits for which it may be eligible. Sang-A shall reasonably assist Aviron in claiming exemption from such deductions or withholdings under any double taxation or similar agreement or treaty from time to time in force. All payments made to Aviron under Section 4.1 shall be made [
                                              ]


                                      ARTICLE 6
                  DEVELOPMENT AND MANUFACTURING TECHNICAL ASSISTANCE

    Aviron agrees to provide Sang-A with technical assistance in the establishment of Sang-A's vaccine clinical development and manufacturing capabilities in South and North Korea so as to enable it to perform its obligations under this Agreement. Upon the reasonable request of Sang-A, Aviron will do one or more of the following, as it deems appropriate under the circumstances:


                                          7.

                                               CONFIDENTIAL TREATMENT REQUESTED

    (a) Hire outside consultants, such as GMP consultants, contract research organizations or clinical trial consultants, to work on Sang-A's behalf in South and North Korea and/or in the U.S., all at Sang-A's expense;

    (b) [






                ]

    (c) [






                                                                            ]


                                      ARTICLE 7
                         PROMOTION AND MARKETING OBLIGATIONS

    7.1  MARKETING EFFORTS.  Sang-A agrees to use [                         ]
to promote the sale, marketing and distribution of the Partner Products in South and North Korea [
                                                  ]

    7.2 COMMERCIAL MANUFACTURING. Sang-A agrees that, at a minimum, it will manufacture sufficient amounts of each Partner Product to satisfy demand for such Partner Product in South and North Korea. Sang-A shall manufacture all such Product in accordance with all applicable laws in South and North Korea.

    7.3 SALES AND ADVERTISING ACTIVITIES. Sang-A will be responsible for packaging the Partner Products for sale under this Agreement, including, without limitation, designing and producing all packaging materials and product inserts, all in forms to be approved in writing by Aviron prior to first use by Sang-A, such approval not to be unreasonably withheld and to be provided within [
     ] after submission of materials to Aviron.

    7.4 MARKETING PLANS. Sang-A will provide Aviron with English summaries of any marketing and/or strategic plans it develops for its internal use with respect to any Partner Product.


                                          8.

                                               CONFIDENTIAL TREATMENT REQUESTED

    7.5 SALES REPORTS. Throughout the Royalty Term and the Aviron Licensor Payment Term for each Partner Product, Sang-A shall submit to Aviron quarterly sales reports detailing Sang-A's sales of the Partner Product in the preceding quarter, which reports shall be submitted to Aviron within sixty (60) days after the end of each quarter. In addition, during the Royalty Term, Sang-A shall furnish Aviron with copies of any market research reports relating to Partner Product sales and Partner Product competition which Sang-A commissions or otherwise obtains, which reports shall be submitted to Aviron promptly after receipt thereof by Sang-A.

    7.6 EXPENSES. All expenses incurred by Sang-A in connection with its obligations hereunder will be borne solely by Sang-A. Sang-A will be responsible for appointing its own employees, agents and representatives, who will be compensated by Sang-A.

    7.7 TRADEMARKS. Sang-A agrees to consult with Aviron on the use of trademarks for Partner Products and, where possible, to use trademarks now owned by Aviron or acquired by Aviron during the term of this Agreement. Sang-A may propose an alternate trademark for use in South and North Korea, which, if approved by Aviron, shall be jointly owned by the parties.


                                      ARTICLE 8

                         [                                 ]

    During the term of this Agreement and upon Sang-A's written request, Aviron will conduct, in collaboration with Sang-A, further research and development
with respect to Aviron's [                     ] on terms and conditions to be
agreed upon by the parties, for Sang-A's use in South and North Korea.


                                      ARTICLE 9
                               MANUFACTURING AGREEMENTS


    9.1 RIGHT OF FIRST REFUSAL. Provided Sang-A satisfies the prerequisites set forth in Section 9.2 below and subject to Sang-A's obligation in Section 9.3
below, Aviron grants a right of first refusal to supply up to [            ] of
Aviron's (and its Affiliates' and sublicensees') requirements for each Partner Product, except the Epstein Barr Virus Vaccine, in each of the countries listed in Schedule 3 hereto (the "MANUFACTURING TERRITORY"). Aviron shall promptly notify Sang-A upon the allowance of the first IND for each Partner Product in the Manufacturing Territory. Sang-A shall have until the earlier of (a) [
                                                                           ] or
(b) [                                                                      ] to
deliver written notice to Aviron that it intends to exercise its right of first refusal to commercially manufacture such Product. At that time, Sang-A shall specify which countries of the Manufacturing Territory, and the market
percentages of each such country (up to the maximum of [       ] it intends to
supply, and at what price. The parties shall then proceed to negotiate, in-good faith, a commercial supply agreement containing the terms upon which such


                                        9.

                                               CONFIDENTIAL TREATMENT REQUESTED

Partner Product will be supplied by Sang-A to Aviron or Aviron's Affiliates or sublicensees; PROVIDED, HOWEVER, that if Sang-A cannot manufacture the product at a price and within a timeline that is competitive with other commercial suppliers, Aviron shall be free to refuse to enter into a supply arrangement with Sang-A. The "competitive" price and timeline referred to in the foregoing sentence shall be determined as follows: [






                                        ]

    9.2  PREREQUISITES.   Aviron may refuse to allow Sang-A to exercise its
right of first refusal with respect to the manufacture of any given Partner Product in the event Sang-A cannot prove that it has satisfied, or will satisfy within a timeframe acceptable to Aviron, the following prerequisites:

         9.2.1 [
                      ]

         9.2.2 [
                              ]

         9.2.3 [
                                              ] and

         9.2.4 [
         ]

    9.3 AVIRON CORPORATE PARTNERS. Sang-A acknowledges and understands that Aviron intends to enter into transactions with one or more corporate partners in which such corporate partners will acquire marketing rights to some or all of the Partner Products in some or all of the countries in the Manufacturing Territory. In the event Sang-A has exercised its right of first refusal pursuant to Section 9.1 above with respect to certain Partner Products in the Manufacturing Territory, and any of Aviron's corporate partners so desires, Sang-A agrees that, upon Aviron's request, [


                                         10.

                                               CONFIDENTIAL TREATMENT REQUESTED

                                      ARTICLE 10
                                   CONFIDENTIALITY

    10.1 CONFIDENTIALITY.  During the term of this Agreement, and for [       ]
thereafter, each party hereto will maintain in confidence all Confidential Information disclosed by the other party hereto, including without limitation Confidential Information disclosed to Sang-A pursuant to Sang-A's information rights under Article 15 of this Agreement. Neither party will use, disclose, transfer or grant use of such Confidential Information except as expressly authorized by this Agreement. To the extent that disclosure is authorized by this Agreement, the disclosing party will obtain prior written agreement from its employees, agents, consultants or clinical investigators to whom disclosure is to be made to hold in confidence and not make use of such information for any purpose other than those permitted by this Agreement. Each party will use at least the same standard of care as it uses to protect its own trade secrets, proprietary information or materials to ensure that such employees, agents, consultants and clinical investigators do not disclose or make any unauthorized use of such Confidential Information. Each party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information.

    10.2 EXCEPTIONS. Confidential Information shall not include any information which:

         10.2.1 was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure by the other party as evidenced by written records;

         10.2.2 was generally available to the public or otherwise part of the public domain at the time of its disclosure to the other party;

         10.2.3 became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement;

         10.2.4 was disclosed to the receiving party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the other party not to disclose such information to others as evidenced by written records;

         10.2.5 is required to be disclosed in a judicial or administrative proceeding after all reasonable legal remedies for maintaining such information in confidence have been exhausted; or


                                         11.

                                               CONFIDENTIAL TREATMENT REQUESTED

         10.2.6 is subsequently and independently developed by employees, consultants or agents of the disclosing party without reference to any Confidential Information, as evidenced by written record.

    10.3 AUTHORIZED DISCLOSURE. Each party may disclose the Confidential Information to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation or complying with applicable governmental regulations, provided that if such party is required to make any such disclosure of the Confidential Information it will to the extent practicable give reasonable advance notice to the other party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its best efforts to secure confidential treatment of such information required to be disclosed. Sang-A may disclose (subject to the confidentiality restrictions contained herein) Confidential Information to third party contractors, investigators and regulatory authorities, to the extent necessary to perform its obligations under this Agreement, provided such third parties execute confidentiality agreements containing terms no less strict than those contained herein.

    10.4 AGREEMENT CONFIDENTIAL. The parties agree that the contents of this Agreement shall constitute Confidential Information, and as such, will not be disclosed by either party without the written consent of the other, except as required by law or prior contractual obligation.

    10.5 NON-USE OF AVIRON'S LICENSORS' NAMES. Sang-A agrees to refrain from using the names of Mount Sinai School of Medicine, the University of Michigan or ARCH Development Corporation in any publicity or advertising without the written consent of Aviron and such entity.


                                      ARTICLE 11
                        INTELLECTUAL PROPERTY; PATENT EXPENSES

    11.1 OWNERSHIP OF INTELLECTUAL PROPERTY. Aviron shall retain all of its rights, title and interest in and to all Aviron Technology, Aviron Data, Clinical Materials, copyrights, trade name, and all other industrial and intellectual property embodied in or covering the Partner Products. Except as otherwise expressly provided in this Agreement, Sang-A has no right, title or interest in any industrial or intellectual property relating to the Aviron Technology, the Clinical Materials or the Aviron Data.

    11.2  PROSECUTION AND MAINTENANCE OF LICENSED PATENTS.

          11.2.1 PROSECUTION AND MAINTENANCE.  [


                                               ]  In the event Sang-A elects not
to pursue prosecution of any National Application under this Section 11.2,


                                         12.

                                               CONFIDENTIAL TREATMENT REQUESTED

Sang-A shall give Aviron not less than two (2) months' notice before any relevant deadline and Aviron shall pursue, at its expense, prosecution of such patent application. In such event Sang-A's license under Section 3.1 to practice the inventions claimed in such application or patent will terminate. Sang-A will have the option to reactivate such license within six (6) months following such termination, in the event Aviron pursues such patent application at its own expense, by delivery to Aviron of the following: (i) reimbursement for all patent costs incurred by Aviron in the Prosecution of such patent application, (ii) payment of interest on such patent costs at a rate of [
     ] per annum and (iii) a late fee of [
                        ]

         11.2.2  CREDITS.  Sang-A shall have the right to credit against any
royalties owed pursuant to Section 4.2 [                                     ]
provided, that in no event shall Aviron be paid less than [       ] of such owed
royalties in any given Payment Period.

    11.3 INVENTIONS. Each party acknowledges and agrees that any and all Inventions that are made or discovered pursuant to this Agreement solely by its employees or agents shall be owned solely by it (the "AVIRON INVENTIONS" or the "SANG-A INVENTIONS" as the case may be), and that all Inventions made jointly by employees or agents of each pursuant to this Agreement shall be jointly owned ("JOINT INVENTIONS"), all as determined in accordance with U.S. laws of inventorship. Sang-A shall have the exclusive right to practice and use Joint Inventions within South and North Korea pursuant to Section 3.1, and shall have the right to file and control any patent applications on Joint Inventions in South and North Korea. Aviron shall have the exclusive right, and Sang-A hereby grants to Aviron such right, to practice and use all Joint Inventions outside South and North Korea, and shall have the right to file and control any patent applications on such Joint Inventions outside South and North Korea. With the exception of Aviron Inventions that constitute Licensed Patents subject to
Section 11.2 above, each party shall bear the costs of prosecuting and maintaining any patents on its own Inventions.

    11.4 LICENSE TO SANG-A INVENTIONS. Sang-A agrees promptly to disclose to Aviron in writing all Sang-A Inventions in sufficient detail to allow Aviron to evaluate such Invention. Subject to the terms of this Agreement, Sang-A hereby grants to Aviron a non-exclusive, royalty-free, perpetual license to practice and use the Sang-A Inventions outside South and North Korea, with the right to sublicense to Aviron's corporate partners (but with no further right to sublicense) and to the University of Michigan, pursuant to the Cold Adapted Influenza Agreement. In addition, Sang-A hereby grants to Aviron a first right of negotiation for an exclusive, royalty-bearing license to commercially use any Sang-A Inventions outside South and North Korea exercisable for a period of [
            ] from the date Sang-A discloses such Invention in writing to Aviron. Any inventions made by Sang-A that are unrelated to either (i) Aviron Technology or (ii) processes, methods, techniques and the like useful for the manufacture of Partner Products shall not be covered by the license and option granted in this Section 11.4.


                                         13.

                                               CONFIDENTIAL TREATMENT REQUESTED

    11.5 THIRD PARTY PATENT INFRINGEMENT. In the event either Aviron or Sang-A learns of any third party patents which may cover the manufacture, use or sale of any Partner Product in South or North Korea, such party will notify the other. The parties agree to confer in good faith regarding such potential infringement risk and to explore reasonable alternatives for avoiding such risk. If the parties cannot agree on the existence or extent of the risk, or on a course of action for avoiding the agreed upon risk, and Sang-A continues to believe in good faith that sale of the Partner Product would create an unjustified risk of infringement liability, Sang-A may negotiate and enter into a license for such third party patent, in which event Sang-A shall [
                                  ] and Sang-A may offset [              ] of
the cost of such royalties against royalties owed to Aviron under Section 4.2 for such Partner Product(s): PROVIDED, HOWEVER, that [
                                                                             ]

    11.6 INFRINGEMENT OF AVIRON TECHNOLOGY. In the event Sang-A or Aviron becomes aware of any actual or threatened infringement of any Aviron Technology in South or North Korea, that party shall promptly notify the other. Aviron shall have the first right to bring, at its own expense, any infringement action against any person or entity infringing the Aviron Technology directly or contributorily. Sang-A shall cooperate with Aviron as reasonably requested, at Aviron's expense. If Sang-A so desires, it may join such infringement action at its own expense. Any and all amounts recovered with respect to such an infringement action shall be applied first to reimburse the parties for their out-of-pocket expenses (including reasonable attorneys' fees) in prosecuting
such infringement.  The remainder shall be shared [                 ] Aviron and
[                  ] Sang-A.  In the event Aviron is unable or unwilling to
commence an action against the alleged infringer within one-hundred twenty (120) days of the date of Aviron's becoming aware of such infringement, Sang-A may, but shall not be required to, prosecute the alleged infringement or threatened infringement. In such event Sang-A shall act in its own name and at its own expense. Aviron shall cooperate with Sang-A as reasonably requested, at Sang-A's expense. If Aviron so desires, it may join such action at a later date, at its own expense. Any amounts recovered with respect to such an action shall be applied first to reimburse the parties for their out-of-pocket expenses (including reasonable attorneys' fees) in prosecution of such infringement. [
                        ]


                                      ARTICLE 12
                                 TERM AND TERMINATION

    12.1 TERM. Except as otherwise provided herein, the term of this Agreement shall commence on the Effective Date and shall extend, on a Partner Product-by-Partner Product basis, until ten (10) years from the date of First Commercial Sale of such Partner Product.

    12.2 EXTENSION TO TERM. Aviron hereby grants Sang-A an option to extend this Agreement, and the licenses granted to Sang-A under Article 3, on a Partner Product-by-Partner Product basis, for the longer of (i) an additional ten (10) year period or (ii) the expiration of the Licensed Patent covering such Partner Product on the same terms and conditions as are set forth


                                         14.

                                               CONFIDENTIAL TREATMENT REQUESTED

in this Agreement; EXCEPT THAT, with respect to the [

                                                      ] the royalties owed with
respect to such Partner Products will be[
                                                ] and with respect to all other
Partner Products, no royalties shall be owed. Sang-A shall exercise its option granted under this Section 12.2 by notifying Aviron in writing of such exercise at least six (6) months prior to the expiration of the term of this Agreement.

    12.3  MATERIAL BREACH BY SANG-A.

         12.3.1 BREACH OF DEVELOPMENT EFFORTS. Sang-A shall be deemed in breach of Section 2.2.2 with respect to a specific Partner Product under the following circumstances:

         (a)  If, within [      ] following the date a Partner Product receives
[
                                                                ] or

          (b)  If, within [      ] following the date Aviron, its Affiliate
and/or sublicensee [


       ]

         12.3.2  BREACH OF MARKETING EFFORTS.  If, within [
                                                                               ]
of a Partner Product in South or North Korea, [
                                                        ]

         12.3.3 PRODUCT-BY-PRODUCT TERMINATION. Following a material breach by Sang-A of any provision of this Agreement with respect to any Partner Product, including without limitation, Section 3.4.2 (Cold Adapted Influenza Agreement), Section 4.1 (milestone payments), Section 4.2 or 4.3 (royalty payments), Section 12.3.1 (development diligence) or Section 12.3.2 (marketing diligence), Aviron shall have the right to terminate all rights and licenses granted to Sang-A under this Agreement relating to such Partner Product if Sang-A fails to cure such breach within thirty (30) days written notice thereof. For purposes of a breach of Section 12.3.1 or Section 12.3.2, Sang-A may cure such breach by either remedying the breach within the thirty (30) day period or by delivering to Aviron a comprehensive plan to cure such breach, which plan is reasonably acceptable to Aviron. Both parties acknowledge and agree that any failure by Sang-A to comply with the terms of future commercial supply agreements for any Partner Product shall in no way constitute a breach hereunder, but shall be governed solely by such other agreements.


                                         15.

         12.3.4 TERMINATION IN ENTIRETY. Notwithstanding any of the above, in the event Sang-A breaches any provision of Article 10 (Confidentiality), its obligations with respect to the use of Clinical Materials in Section 2.3.3, or its obligations under Section 15.3.4 (purchase obligation) Aviron shall have the right to terminate this Agreement in its entirety immediately upon written notice.

    12.4  EFFECT OF TERMINATION.

         (a) Upon partial termination of this Agreement pursuant to Section 12.3.3:

              (i) all rights and licenses granted to Sang-A with respect to such Partner Product, and all sublicenses granted by Sang-A pursuant to Section
3.2 with respect to such Partner Product, shall terminate; and

              (ii) Sang-A shall promptly (a) assign to Aviron all right, title and interest in and to any Regulatory Filings in South and North Korea pertaining to such Partner Product and (b) return to Aviron, or at Aviron's request destroy, all Aviron Data, Clinical Materials and Confidential Information relating to such Partner Product.

         (b) Upon termination of this Agreement in its entirety pursuant to Sections 12.3.4:

              (i) all rights and licenses granted to Sang-A with respect to all Partner Products, and all sublicenses granted by Sang-A pursuant to Section
3.2 with respect to all Partner Products, shall terminate; and

              (ii) Sang-A shall promptly (a) assign to Aviron all right, title and interest in and to all Regulatory Filings in South and North Korea pertaining to all Partner Products and (b) return to Aviron, or at Aviron's request destroy, all Aviron Data, Clinical Materials and Confidential Information relating to any Partner Products.

         (c) Notwithstanding any early termination or expiration of this Agreement, the rights and obligations of the parties under Articles 10, 11 and 14 and Sang-A's surviving obligations under any of the Prior License Agreements will survive such termination or expiration.


                                      ARTICLE 13
                            REPRESENTATIONS AND WARRANTIES

    13.1 MUTUAL REPRESENTATIONS AND WARRANTIES. Each party hereby represents and warrants:


                                         16.

         13.1.1 CORPORATE POWER. Such party is duly organized and validly existing under the laws of the state or country of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

         13.1.2 DUE AUTHORIZATION. Such party is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

         13.1.3 BINDING AGREEMENT. This Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by such party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.


                                      ARTICLE 14
                                   INDEMNIFICATION

    14.1 INDEMNIFICATION BY SANG-A. Sang-A expressly and unequivocally agrees to and hereby does indemnify, defend and hold Aviron harmless from and against all claims, damages, losses, costs and expenses, including attorneys' fees, arising in favor of any person, firm or corporation resulting from or arising out of liability in any way relating to the Partner Products ("Claims"), including without limitation, the development, manufacture, packaging, use, sale or other distribution of Partner Products by Sang-A, the use by Sang-A of any Aviron Data or the Aviron Technology, or any representation made or warranty given by Sang-A with respect to any Partner Product, provided that Aviron (i) gives Sang-A notice of such Claim, (ii) cooperates with Sang-A, at Sang-A's expense, in the defense of such Claim, and (iii) gives Sang-A the right to control the defense and settlement of any such Claim, except that Sang-A shall not enter into any settlement that affects Aviron's rights or interest without Aviron's prior written approval; PROVIDED, HOWEVER, that Sang-A shall not so indemnify and hold Aviron harmless for any Claims arising from defects in any Partner Product raw materials supplied by Aviron which are present at the time of acceptance of such materials by Sang-A. Aviron shall have no authority to settle any claim on behalf of Sang-A.


                                      ARTICLE 15
                    INVESTMENT OBLIGATIONS AND INFORMATION RIGHTS

    15.1 INVESTMENT LETTER. Sang-A agrees to sign the form of Investment Letter appended hereto as Exhibit D simultaneously upon execution of this Agreement.

    15.2 INITIAL INVESTMENT. Within thirty (30) days of the execution of this Agreement, but in no event prior to the date Aviron's amended articles of incorporation, in


                                         17.

substantially the form attached as Exhibit E, have been approved by the State of California, Sang-A hereby agrees to pay Aviron the amount of $3,971,515, in exchange for 2,941,863 shares of Series C Preferred Stock of the Company. The parties intend that the amended articles of incorporation will be filed within two (2) weeks of the Effective Date.

    15.3 FUTURE INVESTMENT. During the period set forth in Section 15.3.5, Sang-A hereby agrees to purchase ten percent (10%) of any offering of New Securities (as defined in this Section 15.3) that Aviron may, from time to time, propose to sell and issue, at the offering price for such offering of New Securities offered to all other offering participants. This purchase obligation shall be subject to the following provisions:

         15.3.1 "NEW SECURITIES" shall mean any capital stock of Aviron, whether now authorized or not, and rights, options, or warrants to purchase said capital stock, and securities of any type whatsoever that are, or may become, convertible into said capital stock, whether publicly or privately offered; PROVIDED, HOWEVER, THAT "NEW SECURITIES" DOES NOT INCLUDE (i) securities issuable upon conversion of or with respect to Preferred Stock; (ii) the Warrant Shares issuable under and defined in the Stock Transfer Agreement between Aviron and the Regents of the University of Michigan dated February 24, 1995; (iii) securities issued pursuant to an acquisition of an entity by Aviron by merger, purchase of substantially all of the assets, or other reorganization whereby Aviron owns more than fifty percent (50%) of the voting power of such entity;
(iii) shares of Aviron's Common Stock (or related options) issued to employees, directors or consultants of Aviron pursuant to any employee stock offering, plan, or arrangement approved by the Board of Directors; (iv) shares of Aviron's Common Stock or Preferred Stock issued in connection with any stock split, stock dividend, or similar recapitalization by Aviron; (v) securities issued pursuant to equipment or debt financing or leases which are approved by Aviron's Board of Directors; (vi) securities issued pursuant to any corporate partnering, strategic alliance, joint venture or licensing arrangement between Aviron and a third party; or (vii) securities issued by Aviron other than for cash or cash equivalents.

         15.3.2 In the event that Aviron proposes to undertake an issuance of New Securities, Aviron shall, at its option, give Sang-A written notice of its intention, describing the type of New Securities to be issued, the price, and the general terms upon which Aviron proposes to issue the New Securities. If Aviron does not provide Sang-A with such notice with respect to a particular offering of New Securities, Sang-A will have no purchase obligation with regard to such offering.

         15.3.3 Once Aviron has given notice to Sang-A pursuant to the preceding Section 15.3.2, Sang-A shall deliver payment for such New Securities on the closing date of such offering of New Securities, provided that the date of receipt of Aviron's notice is more than thirty (30) days prior to such closing date. If Aviron fails to notify Sang-A within the periods specified in this Section 15.3.3, Sang-A shall nonetheless be required to deliver such payment, prior to lapse of such thirty (30) day period.


                                         18.

                                               CONFIDENTIAL TREATMENT REQUESTED

         15.3.4 In the event that Sang-A fails to meet its purchase obligation under this Section 15.3, Aviron shall have the right to terminate Sang-A's rights under this Agreement pursuant to Section 12.2.4.

         15.3.5  Sang-A's purchase obligation shall expire on the earlier of
(a) [               ] following the payment date of Sang-A's initial investment, pursuant to Section 15.2 of this Agreement, or (b) following the closing of the first firmly underwritten public offering of Common Stock of Aviron pursuant to a registration statement filed with, and declared effective by, the United States Securities and Exchange Commission.

         15.3.6 Sang-A's investment obligations under this Section 15.3 are not assignable by Sang-A.

    15.4  FINANCIAL INFORMATION.

         15.4.1 Aviron will furnish the following information to Sang-A so long as Sang-A, together with its Affiliates, holds at least 1,000,000 shares of Aviron Common Stock issued or issuable upon conversion of any Aviron Preferred Stock held by Sang-A:

              (a) As soon as practicable after the end of each fiscal year of Aviron, and in any event within 120 days thereafter, a consolidated balance sheet of Aviron and its subsidiaries, if any, as at the end of such fiscal year, and consolidated statements of income and consolidated statements of cash flows of Aviron and its subsidiaries, if any, for such year, prepared in accordance with generally accepted accounting principles consistently applied and setting forth in each case in comparative form and figures for the previous fiscal year, all in reasonable detail and certified by independent public accountants of national standing selected by the company.

              (b) As soon as practicable after the end of each of the first three quarterly accounting periods in each fiscal year, and in any event within 45 days thereafter, a consolidated balance sheet of Aviron and its subsidiaries, if any, as at the end of such quarter, and consolidated statements of income and consolidated statements of cash flows of Aviron and its subsidiaries, if any, for each quarter and for the current fiscal year of Aviron to date, prepared in accordance with generally accepted accounting principles consistently applied, except that such financial statement will not contain the notes normally required by generally accepted accounting principles.

              (c) As soon as practicable after the adoption thereof, and in any event no later than 15 days prior to the commencement of its fiscal year, an annual operating plan for the forthcoming fiscal year, prepared on a consolidated basis, including projected statements of profit and loss, cash flow and balance sheets for each calendar quarter of such year, and, promptly after preparation thereof, any revisions to such annual operating plan and any other budgets.


                                         19.

         15.4.2 The covenants provided in Sections 15.4.1(a) and (b) shall terminate at the first firmly underwritten public offering of Common Stock of Aviron pursuant to a registration statement filed with, and declared effective by, the United States Securities and Exchange Commission.

    15.5 INSPECTION RIGHTS. Aviron shall permit Sang-A, so long as Sang-A, together with its affiliates, holds at least 1,000,000 shares of Preferred Stock of Aviron, its attorney, or its other representative, to visit and inspect Aviron's properties, to examine Aviron's books of account and other records, to make copies or extracts therefrom and to discuss Aviron's affairs, finances and accounts with its officers, management employees and independent accountants, all at such reasonable times and as often as Sang-A may reasonably request.

    15.6 ASSIGNMENT OF RIGHTS TO INFORMATION. The rights granted pursuant to Sections 15.4 and 15.5 may not be assigned or otherwise conveyed by Sang-A or by any subsequent transferee of Sang-A without the written consent of Aviron, which consent shall not be unreasonably withheld, provided that Aviron may refuse such written consent if the proposed transferee is a competitor of Aviron as determined by Aviron's Board of Directors, and provided further that no such written consent shall be required if the transfer is made to a party who is not a competitor of Aviron and who is an affiliate of Sang-A.


                                      ARTICLE 16
                                    MISCELLANEOUS

    16.1 ENTIRE AGREEMENT; AMENDMENTS. This Agreement sets forth the entire agreement and understanding between the parties and supersedes all previous agreements, promises, representations, understandings and negotiations, whether written or oral, between the parties with respect to the subject matter hereof. None of the terms of this Agreement shall be amended or modified except in writing signed by the parties hereto.

    16.2 AGREEMENT REGISTRATION. Sang-A shall pay all costs and legal fees in connection with registration of this Agreement with the appropriate Korean authorities, including without limitation all filings necessary to qualify this agreement as a Technology Inducement Agreement under the Foreign Capital Inducement Act (FCIA) of 1960. Prior to the Effective Date, Sang-A shall also take all necessary steps, as expeditiously as possible, to secure the approval of this Agreement by the Korean government.

    16.3 ASSIGNMENT. Neither party may assign any right or obligation hereunder without the prior written consent of the other party, except if such assignment arises under a transaction in which the assigning party is selling its entire business or a line of business to which this Agreement relates or that party is being acquired by or merging with a third party. This Agreement shall be binding upon and inure to the benefit of the parties' respective successors and assigns. Any attempted assignment in violation of this provision shall be void and of no effect.


                                         20.

    16.4 SEVERABILITY. If, and solely to the extent that, any provision of this Agreement shall be invalid or unenforceable, or shall render this entire Agreement to be unenforceable or invalid, such offending provision shall be of no effect and shall not affect the validity of the remainder of this Agreement or any of its provisions; PROVIDED, HOWEVER, the parties shall use their respective reasonable efforts to renegotiate the offending provisions to best accomplish the original intentions of the parties.


    16.5 WAIVERS. A waiver by either party of any term or condition of this Agreement in any one instance shall not be deemed or construed to be a waiver of such term or condition for any similar instance in the future or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be a limitation of any other remedy, right, undertaking, obligation or agreement.

    16.6 FURTHER DOCUMENTS. Each party hereto agrees to execute such further documents and take such further steps as the other party reasonably determines may be necessary or desirable to effectuate the purposes of this Agreement.

    16.7 COMPLIANCE WITH LAW. Each party hereto shall comply with all applicable laws, rules, ordinances, guidelines, consent decrees and regulations of any federal, state or other governmental authority.

    16.8 FORCE MAJEURE. No party shall be liable for failure to perform or delay in performing obligations set forth in this Agreement, and no party shall be deemed in breach or default of its obligations, if, to the extent and for so long as, such failure, delay, breach or default is due to natural disasters or any similar causes reasonably beyond the control of such party. The parties agree that blocked currency shall not qualify as a Force Majeure. Any party desiring to invoke the protection of Force Majeure shall promptly notify the other party of such desire and shall use reasonable efforts to resume performance of its obligations. In the event a delay covered by this Section exceeds one (1) year, this Agreement shall be terminable upon written notice by the aggrieved party.

    16.9 DISPUTE RESOLUTION. In the event a dispute arises between the parties relating to the validity, construction, enforceability or performance of this Agreement or any alleged breach or the grounds for the termination thereof (a "DISPUTE"), the aggrieved party shall notify the other party in writing of such Dispute, and the parties shall attempt to resolve such dispute in good faith. If, within thirty (30) days of such written notice, the parties have not succeeded in resolving the Dispute, the matter shall be referred by the aggrieved party for review and resolution by the Chief Executive Officers ("CEOS") of Aviron and Sang-A. The CEOs shall attempt in good faith to resolve the Dispute for a period of thirty (30) days. If no successful resolution of the Dispute has been mutually agreed to at the end of this period, either party shall be free to seek legal or equitable relief under Section 16.10.

    16.10 GOVERNING LAW; JURISDICTION. This Agreement is deemed to have been entered into in the State of California, United States of America, and its interpretation,


                                         21.

construction, and the remedies for its enforcement or breach are to be applied pursuant to and in accordance with the laws of the State of California. In any legal action relating to this Agreement, each party agrees (a) to the exercise of jurisdiction over it by a state or federal court in California, and (b) that if such party brings an action it shall be instituted in one of the courts specified in clause (a) above. Each party acknowledges and agrees that any judgment rendered in any such legal action may be enforced against it through the courts or other relevant authorities in any country or jurisdiction in which it now or may in the future maintain a principal place of business, and each party hereby irrevocably consents to all processes in connection with any such enforcement.

    16.11 OFFICIAL LANGUAGE. The official text of this Agreement and any appendices, exhibits and schedules hereto, or any notice given or accounts or statements required by this Agreement shall be in English. In the event of any dispute concerning the construction or meaning of this Agreement, reference shall be made only to this Agreement as written in English and not to any other translation into any other language.

    16.12 NOTICES. Any notice, consent or approval permitted or required under this Agreement shall be in writing sent by registered or certified airmail, postage pre-paid, or by overnight courier or by facsimile (confirmed by mail) and addressed as follows:

    If to Sang-A:             SANG-A PHARM. CO., LTD.
                              640-9 Deung Chon Dong
                              Kangseo-Ku
                              Seoul
                              South Korea
                              Attention:  Research and Development Department

    with a copy to:           HANBO GROUP
                              316, Daechi-Dong
                              Kangnam-Gu
                              C.P.O. Box 6226
                              Seoul
                              South Korea
                              Attention:  International Legal Department

    If to Aviron:             AVIRON
                              1450 Rollins Road
                              Burlingame, California 94010
                              Attention:  J. Leighton Read

    with a copy to:           COOLEY GODWARD CASTRO HUDDLESON & TATUM
                              Five Palo Alto Square, 4th Floor
                              Palo Alto, CA 94306
                              Attention:  Barbara A. Kosacz, Esq.


                                         22.

All notices shall be deemed to be effective on the date of mailing. In case any party changes its address at which notices are to be received, written notice of such change shall be given as soon as practicable to the other party.

    16.13 HEADINGS. Headings in this Agreement are included for ease of reference only and shall have no legal effect.

    16.14 RELATIONSHIP OF THE PARTIES. Nothing hereunder shall be deemed to authorize either party to act for, represent or bind the other except as expressly provided in this Agreement.

    16.15 PUBLICITY. Neither party shall issue any press release or other publicity materials, or make any presentation with respect to the existence of this Agreement or the terms and conditions hereof without the prior written consent of the other party, which consent shall not be unreasonably withheld. This restriction shall not apply to disclosures required by law or regulation, including as may be required in connection with any filings made with the Securities and Exchange Commission or by the disclosure policies of a major Stock Exchange.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their duly authorized officers.


AVIRON                                    SANG-A PHARM. CO., LTD.




By:     /s/ L. Read                       By:   /s/ W. K Chung
    --------------------------              --------------------------
       J. Leighton Read                        Won Keun Chung

Title:  Chairman of the Board             Title: Vice Chairman
        and Chief Executive Officer

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
STATE 0F CALIFORNIA                )              CAPACITY CLAIMED BY SIGNER

COUNTY OF SANTA CLARA              )              Though statute does not
                                                  require the Notary to fill in
                                                  the data below, doing so may
                                                  prove invaluable to persons
                                                  relying on the document.

On May 3, 1995 before me, C. Cassandrea Miller    / / Individual
personally appeared Won Keun Chung                /X/ Corporate Officer(s)
                                                      Vice Chairman

     / /  personally known to me                  / / Partner(s)   / / Limited
          -or-                                                    / /  General
     /X/  proved to me on the basis of            / / Attorney-in-Fact
               satisfactory evidence
               to be the person(s) whose name(s)  / / Trustee(s)
               is/are subscribed to the within    / /  Guardian/Conservator
               instrument and acknowledged to me  / /  Other:
               that he/she/they executed the                 -----------------
               same in his/her/their authorized        -----------------------
               capacity(ies), and that by his/
               her/their signature(s) on the
               instrument the person(s) or the
               entity upon behalf of which the
               person(s) acted, executed the
               instrument.

- --------------------------
     OFFICIAL SEAL                                SIGNER IS REPRESENTING:
  C. CASSANDREA MILLER                            Name of person(s) or
Notary Public - California                        entity(ies)
   SANTA CLARA COUNTY        Witness my hand and
My Commission Expires        official seal.       -----------------------
     July 10, 1995
- --------------------------                        -----------------------

                              /s/ C. Cassandrea Miller
                              ------------------------
                              Signature of the Notary
- --------------------------------------------------------------------------------

This certificate must be      Title or Type of Document: License Agreement
attached to the document      Number of Pages: 83   Data of Document: 5/3/95
described at right:


                              Signer(s) other than named above:
                                                               ---------------
*1993 National Notary Assocation.  Canoga Park, CA
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
STATE 0F CALIFORNIA                )              CAPACITY CLAIMED BY SIGNER

COUNTY OF SANTA CLARA              )              Though statute does not
                                                  require the Notary to fill in
                                                  the data below, doing so may
                                                  prove invaluable to persons
                                                  relying on the document.

On May 3, 1995 before me, C. Cassandrea Miller    / / Individual
personally appeared J. Leighton Read              /X/ Corporate Officer(s)
                                                      Chairman & CEO

     / /  personally known to me                  / / Partner(s)   / / Limited
          -or-                                                    / /  General
     /X/  proved to me on the basis of            / / Attorney-in-Fact
               satisfactory evidence
               to be the person(s) whose name(s)  / / Trustee(s)
               is/are subscribed to the within    / /  Guardian/Conservator
               instrument and acknowledged to me  / /  Other:
               that he/she/they executed the                 -----------------
               same in his/her/their authorized        -----------------------
               capacity(ies), and that by his/
               her/their signature(s) on the
               instrument the person(s) or the
               entity upon behalf of which the
               person(s) acted, executed the
               instrument.

- --------------------------
     OFFICIAL SEAL                                SIGNER IS REPRESENTING:
  C. CASSANDREA MILLER                            Name of person(s) or
Notary Public - California                        entity(ies)
   SANTA CLARA COUNTY        Witness my hand and
My Commission Expires        official seal.       -----------------------
     July 10, 1995
- --------------------------                        -----------------------

                              /s/ C. Cassandrea Miller
                              ------------------------
                              Signature of the Notary
- --------------------------------------------------------------------------------

This certificate must be      Title or Type of Document: License Agreement
attached to the document      Number of Pages: 83   Data of Document: 5/3/95
described at right:


                              Signer(s) other than named above:
                                                               ---------------
*1993 National Notary Assocation.  Canoga Park, CA
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                             CONFIDENTIAL TREATMENT REQUESTED

                                    Exhibit A

                                   DEFINITIONS

     "AFFILIATE" shall mean any entity that directly or indirectly Owns, is Owned by or is under common Ownership with, a party to this Agreement, where "Own" or "Ownership" means direct or indirect possession of at least
[           ] of the outstanding voting securities of a corporation or a comparable equity interest in any other type of entity.

     "ARCH AGREEMENT" shall mean License Agreement between ARCH Development Corporation (University of Chicago) and Aviron dated as of July 1, 1992

     "AVIRON DATA" shall mean all data arising out of all [




              ] all to the extent Aviron has the right to disclose and/or license the use of such information to Sang-A.

     "AVIRON TECHNOLOGY" shall mean Licensed Patents and Technical Information.

     "CLINICAL MATERIALS" shall mean, with respect to each Partner Product, any materials, including without limitation, [

                   ]  In specific, with respect to the Cold Adapted Influenza
Product, Clinical Materials shall be comprised of  [                         ]

     "COLD ADAPTED INFLUENZA AGREEMENT"" shall mean that certain Materials Transfer and Intellectual Property Agreement entered into by and between Aviron and the University of Michigan, effective as of February 24, 1995, appended hereto as Exhibit B.

     "COLD ADAPTED INFLUENZA PRODUCT" means any vaccine product which (i) is covered by a valid claim of a Patent, as defined in Section 2.8 of the Cold Adapted Influenza Agreement or (ii) incorporates, or the manufacture, use or sale of which utilizes, Master Strains or Know-How, as defined in Sections 2.6 and 2.5, respectively, of the Cold Adapted Influenza Agreement.

     "CONFIDENTIAL INFORMATION" shall mean any confidential information, data, and any other information relating to (i) any Aviron Technology, research project, work in process, future development, scientific engineering, manufacturing, marketing, business plan, financial or personnel matter relating to either party, its present or future products, sales, suppliers, customers, employees, investors or business, whether in oral, written, graphic or electronic

                                             CONFIDENTIAL TREATMENT REQUESTED

form, or (ii) any of Aviron's licensors' technology, know-how, improvements, patents or biological materials. Confidential Information shall also include any Clinical Materials transferred from Aviron to Sang-A during this Agreement for use hereunder.

     "EFFECTIVE DATE" shall mean the date this Agreement is deemed approved by the Korean government, if such approval is necessary. Otherwise, the Effective Date shall be the date this Agreement is signed.

     "FIRST COMMERCIAL SALE" shall mean the first sale for use or consumption by the general public of a Partner Product in South or North Korea, as the case may be, after all required Government Approvals have been granted.

     "GMP" shall mean the Good Manufacturing Practice regulations promulgated by the U.S. Food and Drug Administration or its equivalent in another country.

     "GOVERNMENT APPROVAL" shall mean any approvals, licenses, registrations or authorizations of any federal, state or local regulatory agency, ministry, department, bureau or other government entity necessary for the development, use, marketing, sale or distribution of any Partner Products.

     "IND" (OR, "INVESTIGATIONAL NEW DRUG APPLICATION") shall mean an application to the U.S. Food and Drug Administration ("FDA") to commence human clinical testing of a drug, or its equivalent in another country.

     "INVENTIONS" shall mean any and all ideas, inventions or discoveries relating to (i) the Aviron Technology, including without limitation any new uses thereof, or (ii) processes, techniques, methods, or the like useful for the manufacture of any Partner Product, which are made, created, conceived or reduced to practice by or on behalf of Sang-A or by Aviron or acquired by Aviron, during the term of this Agreement, and any and all patents, patent applications and patent rights, and any substitutions, divisionals, provisionals, continuations, continuations-in-part, renewals, reissues, confirmations or registrations, and extensions thereof which are appurtenant to such inventions or discoveries.

     "LICENSED FIELD" means  [


            ]

     "LICENSED PATENTS" shall mean all patent applications (including substitutions, continuations, continuations-in-part, divisionals and provisionals) and patents (including renewals, reissues, confirmations or registrations, and extensions thereof) in South and North Korea now owned or licensed (with right to sublicense) or hereafter acquired or licensed during the term of this Agreement (with right to sublicense), by or on behalf of Aviron or any of its Affiliates, claiming inventions necessary or useful to the development, manufacture, use or sale of a Partner Product.

                                             CONFIDENTIAL TREATMENT REQUESTED

     "MANUFACTURING APPROVALS" shall mean all necessary regulatory approvals related to the manufacture of a Partner Product for use in a given country.

     "MASTER SEEDS" means  [
     ]

     "MASTER STRAIN" means [

                                        ]  licensed to Aviron pursuant to the
Cold Adapted Influenza Agreement.

     "NDA" (OR "NEW DRUG APPLICATION") shall mean an application to FDA to commence commercial sale of a drug, or its equivalent in another country.

     "NET SALES" shall mean the actual gross invoice price of each Partner Product sold by Sang-A, its Affiliates or sublicensees to third parties less, to the extent included therein, the total of (i) ordinary and customary trade discounts, (ii) sales and excise taxes, and other similar taxes, customs, duty and compulsory payments to governmental authorities (other than income taxes) actually paid or deducted and related to the sale, and (iii) credits given to customers for rejects or returns of the Partner Product, all as determined in accordance with generally accepted accounting principles ("GAAP"), consistently applied. For purposes of this definition, sales by Sang-A to an Affiliate do not constitute third party sales and are not included in Net Sales.

     "PARTNER PRODUCTS" shall mean each of the products listed on Schedule 1, as amended from time to time, and any improvements thereto, all as and to the extent developed by or on behalf of Aviron outside South and North Korea [

     ]

     "TECHNICAL INFORMATION" shall mean all know-how, trade secrets, inventions, data, technology and other information now owned or licensed (with right to sublicense) by Aviron, or hereafter acquired or licensed (with right to sublicense) by Aviron during the term of this Agreement which are necessary or useful to the formulation, development, manufacture or sale of Partner Products including, but not limited to, [


                           ]

                                    EXHIBIT B



(See Exhibit 10.3 to the Registration Statement on Form S-1 filed on behalf of Aviron with the SEC.)

                                             CONFIDENTIAL TREATMENT REQUESTED

                                    EXHIBIT C

              PRIMARY RESTRICTIONS REGARDING COLD-ADAPTED INFLUENZA


All references to Section and Article numbers in this Exhibit are to the Cold Adapted Influenza Agreement, appended to this Agreement as Exhibit B.

     a. SECTION 4.3. All Master Seeds, including all derivatives made by Sang-A, shall be the property of Michigan.

     b. SECTIONS 4.4 AND 4.6. Sang-A shall not provide any Master Seeds or derivatives thereof to any third party. Sang-A shall limit access to such materials to those employees reasonably requiring such access [
                 ] which employees are further obligated in writing to treat those materials in a confidential manner and not to provide same to any third party.

     c. SECTION 4.6, Article 16. Sang-A must keep confidential, and not use except as provided in the Cold Adapted Influenza Agreement, the Master Seeds, and any know-how or technical data related thereto, for a period of [
                     ] after termination of the Cold Adapted Influenza Agreement. This undertaking is subject to the usual exceptions (publication, disclosure by a third party, legally required to be disclosed, etc.).

     d. SECTION 4.7. Sang-A will use its best efforts to manufacture and store the Master Seeds and Cold Adapted Influenza Products in accordance with all applicable government laws and regulations.

     e. SECTION 4.8. Michigan shall have the right to request from Sang-A, at reasonable intervals and quantities, such batch samples of vaccine products as it may desire for non-human research purposes only.

     f. SECTION 6.2-6.4. Sang-A shall consistently employ a system of specific nomenclature and type designations for Cold Adapted Influenza Products so that various types can be identified in reports owed to Aviron (and by Aviron to Michigan) under Section 7.5 of this Agreement.

     g. ARTICLE 9. At least once every (6) months Sang-A will report to Aviron relating to any "Technological Data" (as defined in Section 2.14) and "Improvements" (as defined in Section 2.3) generated by Sang-A during such reporting period. This report will be forwarded to Michigan. Michigan retains an irrevocable, royalty-free license to all Technological Data and Improvements to use in the manufacture, use or sale of Cold Adapted Influenza Products.

     h. ARTICLES 13 AND 14. Michigan makes no representations or warranties regarding the Master Strains. In addition, Sang-A agrees not to make any statements, representations or warranties inconsistent with such disclaimer. Sang-A must defend, indemnify and hold harmless Michigan, its fellows, officers, employees and agents for and against any and all claims,

                                             CONFIDENTIAL TREATMENT REQUESTED

damages, losses, and expenses of any nature resulting from, but not limited to, death, personal injury, illness, property damage, economic loss or products liability arising from or in connection with (i) any manufacture, use or other disposition by Sang-A of the Master Seeds or vaccine products, (ii) the direct or indirect use by any person of Master Seeds or vaccine products made or used by Sang-A, (iii) the use, handling, storage or disposal of Master Seeds, any derivatives or products by Sang-A, and (iv) the use bv Sang-A of anv know-how or technical data sublicensed from Michigan. Finally, [
                                                              ] in accordance
with Section 14.3.

     i. ARTICLE 15. SECTION 4.5. The sublicense to Sang-A of the Cold Adapted Influenza Product must terminate upon termination of the Cold Adapted Influenza Agreement. In such event, at Michigan's option, Sang-A must destroy or return to Michigan (or to Aviron, for return to Michigan) [
     ]   Further, in such event Sang-A must also provide to Michigan any technical data or information relating to the manufacture of the Cold Adapted Influenza Product generated by Sang-A, which Michigan shall have an irrevocable, royalty-free right to use in the manufacture, use or sale of such Products.

     j. ARTICLE 20. Sang-A must comply with all applicable laws regarding the testing, production, transportation, export, packaging, labeling, sale or use of Cold Adapted Influenza Products.

     k. ARTICLE 22. Sang-A must refrain from using the name of Michigan in publicity or advertising without the prior written consent of Michigan.

                                    EXHIBIT D

                               FORM OF INVESTMENT LETTER

May__, 1995


J. Leighton Read, M.D.
Chief Executive Officer
Aviron
1450 Rollins Road
Burlingame, CA 94010

Dear Dr. Read:

The undersigned ("Purchaser") hereby makes the following certifications and representations with respect to the two million nine hundred forty-one thousand eight hundred sixty-three (2,941,863) shares (the "Shares") of Series C Preferred, Stock of Aviron, a California corporation (the "Company"), which are being acquired by the undersigned for a cash consideration of $3,971,515.

     1. AUTHORIZATION. Purchaser has all the requisite power and is duly authorized to execute and deliver the License and Development Agreement and each other agreement contemplated thereby and has taken all necessary action to consummate the transactions contemplated thereby. The License and Development Agreement and each other agreement contemplated thereby have been duly executed and delivered by Purchaser and constitute valid and binding obligations of Purchaser, enforceable in accordance with their respective terms subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors.

     2. ACCREDITED INVESTOR. Purchaser is an accredited investor within the meaning of Regulation D under the Securities Act of 1933, as amended (the "Securities Act").

     3. EXPERIENCE. Purchaser, alone or together with its advisors, is experienced in evaluating and investing in start-up biomedical research companies such as the Company.

     4. INVESTMENT. Purchaser is acquiring the Shares for investment for its own account and not with a view to, or for resale in connection with, any distribution thereof, and it has no present intention of selling or distributing the Shares or the Common Stock issuable upon conversion of the Shares (the "Underlying Stock"). Purchaser understands that the Shares (and the Underlying Stock) to be purchased by it have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent as expressed herein.

     5. RULE 144 AND RULE 144A. Purchaser acknowledges that, because they have not been registered under the Securities Act, the Shares (and the Underlying Stock) it is purchasing must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. Purchaser is aware of the provisions of Rule 144 and Rule 144A promulgated under the Securities Act, which rules permit limited resale of securities purchased in a private placement subject to the satisfaction of certain conditions.

     6. NO PUBLIC MARKET. Purchaser understands that no public market now exists for any of the securities issued by the Company and that it is uncertain whether a public market will ever exist for the Shares or the Underlying Stock.

     7. ACCESS TO DATA. Purchaser has received and reviewed such information that such Purchaser deemed necessary to make an informed decision concerning the purchase of the Shares and has had an opportunity to discuss the Company's business, management and financial affairs with its management.

The Purchaser further agrees not to make any disposition of all or any part of the Shares in any event unless and until:

     a. The Company shall have received a letter secured by the Purchaser from the Securities and Exchange Commission stating that no action will be recommended to the Commission with respect to the proposed disposition; or

     b. There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with said registration statement; or

     c. (i) The Purchaser shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, (ii) the Purchaser shall have furnished the Company with an opinion of counsel for the Purchaser to the effect that such disposition will not require registration of such shares under the Act, and (iii) such opinion of counsel for the Purchaser shall have been concurred in by the Company's counsel and the Company shall have advised the Purchaser of such concurrence.

The Purchaser understands and agrees that all certificates evidencing the shares to be issued to the Purchaser may bear the following legend:

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED."



SANG-A PHARM.  CO., LTD.


By
   ---------------------------------
     Won Keun Chung
     Vice Chairman

                                    EXHIBIT E

                              AMENDED AND RESTATED

                          ARTICLES OF INCORPORATION OF

                                     AVIRON

     J.   Leighton Read and Alan C. Mendelson certify that:

     1. They are the Chief Executive Officer and Secretary, respectively, of Aviron, a California corporation (the "Corporation").

     2. The Articles of Incorporation of this Corporation are amended and restated as follows:

                                       "I.

     The name of this corporation is Aviron.

                                       II.

     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                      III.

     A. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is Ninety-Six Million (96,000,000) shares. Fifty-Three Million (53,000,000) shares shall be Common Stock. Forty-Three Million (43,000,000) shares shall be Preferred Stock.

     The Preferred Stock may be issued from time to time in one or more series. Subject to the protective provisions set forth in Section 5 below, the Board of Directors is hereby authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

     B. Five million two hundred twenty-five thousand (5,225,000) of the authorized shares of Preferred Stock are hereby designated "Series A Preferred Stock." Eighteen million six hundred fifty thousand (18,650,000) of the authorized shares of Preferred Stock are hereby designated "Series B Preferred Stock," and eighteen million (18,000,000) of the authorized shares of Preferred Stock are hereby designated "Series C Preferred Stock." The Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are collectively referred to as the "Preferred Stock."

     C. The respective rights, preferences, privileges, restrictions and other matters relating to the Preferred Stock are as follows:

     1. DIVIDENDS. The holders of the Preferred Stock shall be entitled to receive, payable in preference and priority to the holders of Common Stock, when and as declared by the Board of Directors, out of any assets at the time legally available therefor, dividends at the rate of:

          (a) with respect to the Series A Preferred Stock, $.05 per share per annum (as appropriately adjusted for any combination, consolidation, stock distribution, stock dividend, stock split or similar event with respect to such shares (a "Recapitalization"));

          (b) with respect to the Series B Preferred Stock, $.09 per share per annum (as adjusted for any Recapitalization); and

          (c) with respect to the Series C Preferred Stock, $.135 per share per annum (as adjusted for any Recapitalization).

Such dividends shall not be cumulative and no right to such dividends shall accrue to holders of Preferred Stock unless declared by the Board of Directors. No dividends shall be declared or paid with respect to the Common Stock (other than a dividend payable solely in Common Stock of the Corporation) unless a dividend of equal or greater amount per share (on an as-if-converted to Common Stock basis) is first declared and paid with respect to the Preferred Stock. Each share of Preferred Stock shall rank on parity with every other share of Preferred Stock, irrespective of series, with regard to dividends, and no dividends shall be paid, declared or set apart for payment on the shares of any series of Preferred Stock unless at the same time a dividend for the same percentage of the respective dividend rates shall also be paid, declared or set apart for payment, as the case may be, on the shares of Preferred Stock or each other series then outstanding.

So long as any shares of Preferred Stock shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Common Stock, nor shall any shares of the Common Stock of the Corporation be purchased, redeemed, or otherwise acquired for value by the Corporation (except for acquisitions of Common Stock by the Corporation from the founders, directors, employees or consultants of the Corporation pursuant to agreements which permit the Corporation to repurchase such shares upon termination of an employment or consulting relationship or in exercise of the Corporation's right of first refusal upon a proposed transfer) until all accrued but unpaid dividends on the Preferred Stock shall have been paid or declared and set apart. In the event dividends are paid on any share of Common Stock, an additional dividend shall be paid with respect to all outstanding shares of Preferred Stock in an amount for each such share of Preferred Stock equal to the aggregate amount of such dividends for all shares of Common Stock into which each such share of Preferred Stock could then be converted. The provisions of this Section l(b) shall not, however, apply to (i) a dividend payable in Common Stock, (ii) the acquisition of shares of any Common Stock in exchange for shares of any other Common Stock, or (iii) any repurchase of any outstanding securities of the Corporation that is approved by the Corporation's Board of Directors.

     2.   LIQUIDATION PREFERENCE.

          (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock by reason of their ownership thereof, the amount of S.50, $.90, and $1.35 per share, respectively (appropriately adjusted for any Recapitalization), plus all declared but unpaid dividends on such share for each share of Series A Preferred Stock, Series B Preferred Stock, or Series C Preferred Stock then held by them. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Preferred Stock in proportion to the full amounts to which they would otherwise be entitled and in proportion to the number of shares of Preferred Stock then held by them.

          (b) After payment to the holders of Preferred Stock of the amount set forth in subparagraph (a) above, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by them (assuming conversion of all Preferred Stock).

          (c) A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, other transaction or series of related transactions resulting in a change of voting control shall be deemed a liquidation, dissolution or winding up within the meaning of this Section 2 if (a) more than 50% of the outstanding securities of each class of the surviving entity, or (b) an interest in equity securities representing at least 50% of the voting power or at least 50% of the equity interest in the surviving entity, is not owned by persons who were holders of capital stock or securities convertible into capital stock of the Corporation immediately prior to such merger, consolidation or sale; provided, however, that the sale of Preferred Stock to private investors pursuant to a Preferred Stock Purchase Agreement shall not constitute a liquidation, dissolution or winding up within the meaning of this section.

     3. VOTING RIGHTS. Except as otherwise expressly provided herein or as required by law, the holder of each share of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock could be converted on the record date for the vote or the date of the solicitation of any written consent of shareholders and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class) and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

     4. CONVERSION. The holders of Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

          (a) RIGHT TO CONVERT. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock. The number of fully paid and nonassessable shares of Common Stock to which a holder of Series A Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the "Series A Conversion Rate" then in effect (determined as provided in Section 4(b)) by the number of shares of Series A Preferred Stock being converted. The number of fully paid and nonassessable shares of Common Stock to which a holder of Series B Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the "Series B Conversion Rate" then in effect (determined as provided in Section 4(c)) by the number of shares of Series B Preferred being converted. The number of fully paid and nonassessable shares of Common Stock to which a holder of Series C Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the "Series C Conversion Rate" then in effect (determined as provided in Section 4(d)) by the number of shares of Series C Preferred being converted.

          (b) SERIES A CONVERSION RATE. The conversion rate in effect at any time for conversion of the Series A Preferred Stock (the "Series A Conversion Rate") shall be the quotient obtained by dividing $.50 by the "Series A Conversion Price," calculated as provided in Section 4(e).

          (c) SERIES B CONVERSION RATE. The conversion rate in effect at any time for conversion of the Series B Preferred Stock (the "Series B Conversion Rate") shall be the quotient obtained by dividing $.90 by the "Series B Conversion Price," calculated as provided in Section 4(e).

          (d) SERIES C CONVERSION RATE. The conversion rate in effect at any time for conversion of the Series C Preferred Stock (the "Series C Conversion Rate") shall be the quotient obtained by dividing $1.35 by the "Series C Conversion Price," calculated as provided in Section 4(e).

          (e) CONVERSION PRICE. The conversion price for the Series A Preferred Stock shall initially be $.50 (the "Series A Conversion Price"). The conversion price of the Series B Preferred Stock shall initially be S.90 (the "Series B Conversion Price"). The conversion price of the Series C Preferred Stock shall initially be $1.35 (the "Series C Conversion Price"). Such initial Series A Conversion Price, Series B Conversion Price and Series C Conversion Price (the "Conversion Prices") shall be adjusted from time to time in
accordance with this     Section 4. All references to the Conversion Prices
herein shall mean the Conversion Prices as so adjusted.

          (f) AUTOMATIC CONVERSION. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price immediately upon (i) the closing of the sale of the Corporation's Common Stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (other than a registration relating solely to a transaction under Rule 145 under such Act (or any successor thereto) or to an employee benefit plan of the Company), at a public offering price equal to or exceeding $2.50 per share of Common Stock (appropriately adjusted for any Recapitalization) and the aggregate net proceeds to the Corporation (before deduction for underwriter commissions and expenses relating to the issuance, including without limitation fees of the Corporation's counsel) of which equal or exceed $10,000,000 or (ii) upon receipt by the Corporation of the affirmative vote at a duly noticed shareholders meeting or pursuant to a duly solicited written consent of approval of the holders of at least a majority of the then outstanding shares of the Series A Preferred Stock, the Series B Preferred Stock, and the Series C Preferred Stock, voting together as a single class in favor of the conversion of all of the shares of Preferred Stock into Common Stock.

          (g) MECHANICS OF CONVERSION. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, the holder shall surrender the certificate or certificates thereof, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that he elects to convert the same and shall state therein the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Preferred Stock to be converted, except that in the case of an automatic conversion pursuant to
Section 4(f) hereof, such conversion shall be deemed to have been made (i) immediately prior to the closing of the offering referred to in Section 4(f)(i) or (ii) immediately upon the approval by vote or written consent referred to in
Section 4(f)(ii) above, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

          (h)  ADJUSTMENTS TO CONVERSION PRICE.

               (i) SPECIAL DEFINITIONS. For purposes of this Section 4(h) "ORIGINAL Issue Date" shall mean the date on which a share of Preferred Stock was first issued.

               (ii) ADJUSTMENTS FOR COMBINATIONS OR SUBDIVISIONS OF COMMON STOCK. In the event the Corporation at any time or from time to time after the Original Issue Date shall declare or pay any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the respective Conversion Prices of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.

          (i) OTHER DISTRIBUTIONS. In the event the Corporation shall at any time or from time to time make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the

Corporation or any of its subsidiaries, then in each such event provision shall be made so that the holders of Preferred Stock shall receive, upon the conversion thereof, the securities of the Corporation or any of its subsidiaries which they would have received had their stock been converted into Common Stock on the date of such event.

          (j) NO IMPAIRMENT. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this
Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

          (k) CERTIFICATES AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and cause independent public accountants selected by the Corporation to verify such computation and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

          (l) NOTICES OF RECORD DATE. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any security or right convertible into or entitling the holder thereof to receive shares of Common Stock, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right, and the amount and character of such dividend, distribution, security or right.

          (m) ISSUE TAXES. The Corporation shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

          (n) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to this Articles of Incorporation.

          (o) CONSENT TO CERTAIN DISTRIBUTIONS. Each holder of Preferred Stock shall be deemed to have consented for purposes of Sections 502, 503 and 506 of the General Corporation Law to distributions and payments made by the Corporation and approved by the Board of Directors of the Corporation in connection with the repurchases of shares of Common Stock issued or to held by directors, board advisors and employees of, or consultants to, the Corporation upon termination of their employment or services.

          (p) FRACTIONAL SHARES. No fractional share shall be issued upon the conversion of any share or shares of Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors of the Corporation).

          (q) NOTICES. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at its address appearing on the books of the Corporation. Notwithstanding the above, any notice or communication to an address outside the United States shall be sent by telecopy and confirmed in writing sent by courier guaranteeing delivery in no more than two (2) business days.


          (r) ADJUSTMENTS. In case of any reorganization or any reclassification of the capital stock of the Corporation, any consolidation or merger of the Corporation with or into another corporation or corporations, or the conveyance of all or substantially all of the assets of the Corporation to another corporation, each share of Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property (including cash) to which a holder of the number of shares of Common Stock deliverable upon conversion of such share of Preferred Stock would have been entitled upon the record date of (or date of, if no record date is fixed) such reorganization, reclassification, consolidation, merger or conveyance; and, in any case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of such Preferred Stock, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as equivalent as is practicable, in relation to any shares of stock or the securities or property (including cash) thereafter deliverable upon the conversion of the shares of such Preferred Stock.

     5. RESTRICTIONS AND LIMITATIONS. So long as at least 5,000,000 of the authorized shares of Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent by the holders of majority of the then outstanding shares of Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock, voting together as a single class on an as-converted basis:

          (a) Amend, repeal or waive any provision of, or add any provision to, the Corporation's Articles of Incorporation if such action would alter or change in an adverse manner the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Preferred Stock;

          (b) Increase the total number of authorized shares of Common Stock or Preferred Stock of the Corporation or the number of shares designated as any series of Preferred Stock;

          (c) Authorize or issue, or obligate itself to issue, any other equity security senior to the Series A Preferred Stock Series B Preferred Stock or Series C Preferred Stock as to dividend or redemption rights, liquidation preferences, conversion rights, voting rights or otherwise, or create any obligation or security convertible into or exchangeable for, or having any option rights to purchase, any such equity security which is senior to the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock; provided, however, that an equity security issued subsequent to the issuance of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock for a share price and corresponding liquidation price higher than that of the Series A Preferred Stock, Series B Preferred Stock, or Series C Preferred Stock shall not be deemed senior to the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock solely by reason of such share price and liquidation price;

          (d) Do any act or thing which would result in taxation of the holders of shares of the Preferred Stock under Section 305 of the Internal Revenue
Code of 1968, as amended (the "Code") (or any comparable provision of the Code as hereafter from time to time amended);

          (e) Effect any sale or other conveyance of all or substantially all of the assets of the Corporation or any of its subsidiaries, or any consolidation or merger involving the Corporation or any of its subsidiaries with or into any other corporation, if more than 50% of the surviving entity is not owned by persons who were holders of capital stock or securities convertible into capital stock of the Corporation immediately prior to such merger, consolidation or sale; or

          (f) Set aside any amounts for or purchase, or declare or pay any dividend or make any other distribution on, any shares of capital stock other than the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, except for repurchases required by current agreements with directors, consultants or employees.

     6. NO REISSUANCE OF PREFERRED STOCK. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be returned to the status of undesignated shares of Preferred Stock.


                                       IV.

     A. The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

     B. This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) for breach of duty to the corporation and its shareholders through bylaw provisions or through agreements with the agents, or through shareholder resolutions, or otherwise, to the fullest extent permitted by California law.

     C. Any repeal or modification of this Article shall only be prospective and shall not affect the rights under this Article in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification."


     3. The foregoing Amended and Restated Articles of Incorporation has been duly approved by the board of directors.

     4. The foregoing Amended and Restated Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Sections 902 and 903 of the Corporations Code. The total number of outstanding shares of the corporation is 3,486,370 shares of Common Stock, 5,000,000 shares of Series A Preferred Stock and 17,990,401 shares of Series B Preferred Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of the Common Stock, 50% of the Series A Preferred Stock and Series B Preferred Stock voting together as a separate class and more than 50% of the Common Stock and Preferred Stock voting together on an as-converted basis.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

DATE:
     --------------

                                   ----------------------------------------
                                   J. Leighton Read, Chief Executive Officer



                                   ----------------------------------------
                                   Alan C. Mendelson, Secretary

                                             CONFIDENTIAL TREATMENT REQUESTED


                                   SCHEDULE 1

                                PARTNER PRODUCTS



1)   Cold adapted influenza vaccine

2)   Recombinant influenza vaccine

3)   Respiratory syncytial virus vaccine

4)   Herpes simplex virus vaccine

5)   [                                 ]

6)   Cytomegalovirus vaccine

7)   Epstein-Barr virus vaccine

8)   [                                                 ]

9)   [                                                                 ]



                                       1-1

                                   SCHEDULE 2

                       PRIOR LICENSE AGREEMENTS OF AVIRON


License Agreement between ARCH Development Corporation (University of Chicago) and Aviron dated as of July 1, 1992

Technology Transfer Agreement between Mount Sinai School of Medicine of the City University of New York and Aviron dated as of February 9, 1993

Cold Adapted Influenza Agreement between Aviron and the University of Michigan dated as of February 24, 1995

Public Health Service Cooperative Research and Development Agreement between the National Institutes of Health and Aviron









                                       2-1

                                             CONFIDENTIAL TREATMENT REQUESTED


                                   SCHEDULE 3

                             MANUFACTURING TERRITORY


1)   United States of America

2)   [     ]

3)   [     ]

4)   [     ]

5)   [     ]

6)   [     ]

7)   [     ]








                                       3-1